NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1,2]
(Unaudited)

	1st Quarter		% Change	2nd Quarter		% Change	3rd Quarter		% Change	4th Quarter		% Change	Full Year		% Change
(Dollars in millions)	2017	2016		2017	2016		2017	2016		2017	2016		2017	2016
North America	$1,004	$1,042	-4%	$912	$882	3%	$980	$903	9%	$979	$936	5%	$3,875	$3,763	3%
Europe, Middle East & Africa	485	597	-19%	313	407	-23%	361	415	-13%	348	368	-5%	1,507	1,787	-16%
Greater China	371	330	12%	375	327	15%	381	358	6%	380	357	6%	1,507	1,372	10%
Asia Pacific & Latin America	209	280	-25%	266	264	1%	228	226	1%	277	232	19%	980	1,002	-2%
Global Brand Divisions[3]	(771)	(624)	-24%	(619)	(625)	1%	(598)	(625)	4%	(689)	(722)	5%	(2,677)	(2,596)	-3%
TOTAL NIKE BRAND	1,298	1,625	-20%	1,247	1,255	-1%	1,352	1,277	6%	1,295	1,171	11%	5,192	5,328	-3%
Converse	153	147	4%	78	85	-8%	109	127	-14%	137	128	7%	477	487	-2%
Corporate[4]	(163)	(323)	50%	(196)	(365)	46%	(119)	(264)	55%	(246)	(221)	-11%	(724)	(1,173)	38%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES	1,288	1,449	-11%	1,129	975	16%	1,342	1,140	18%	1,186	1,078	10%	4,945	4,642	7%
Interest expense (income), net	7	4	—	15	5	—	19	5	—	18	5	—	59	19	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,281	$1,445	-11%	$1,114	$970	15%	$1,323	$1,135	17%	$1,168	$1,073	9%	$4,886	$4,623	6%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense.

[2] Certain prior year amounts have been recast to conform to fiscal 2018 presentation. This includes recast operating segment data to reflect the changes in the Company's operating structure, which became effective June 1, 2017. These changes had no impact on previously reported consolidated results of operations or shareholders' equity.

[3] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[4] Corporate consists largely of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.